Post-Qualification Offering Circular Amendment No. 01

File No. 024-10540

PART II

OFFERING CIRCULAR

Appliqate Inc

Dated: May 23, 2016

This Post-Qualification Offering Circular Amendment No. 01 (this “Offering Circular Amendment No. 01”) amends the offering circular of Appliqate Inc, dated April 1, 2016, as qualified on May 17, 2016, and as may be amended and supplemented from time to time (the “Offering Circular”), to add, update and/or replace information contained in the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. YOU SHOULD MAKE AN INDEPENDENT DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND FINANCIAL RISK TOLERANCE LEVEL. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Incorporation by Reference of Offering Circular

The Offering Circular, including this Offering Circular Amendment No. 01, is part of an offering statement (File No. 024-10540) that we filed with the Securities and Exchange Commission (the “Commission”). We hereby incorporate by reference into this Offering Circular Amendment No. 01 all of the information contained in Part II of the Offering Circular. Note that any statement that we make in this Offering Circular Amendment No. 01 (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or post-qualification amendment.

The Offering Circular is amended as follows:

The Escrow Agreement filed with the Offering Circular (identified on the SEC Edgar Archives as “EX1A-8 ESCW AGMT 4 escrow_agreement.htm”) is superseded by a revised Escrow Agreement filed simultaneously with this Offering Circular Amendment No. 01. There are no other amendments at this time.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amendment to Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah on May 3, 2016.

APPLIQATE INC

By:	/s/ David Anderson
David Anderson
President and Chief Executive Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ DAVID ANDERSON	President and Chief Executive Officer	May 23, 2016
David Anderson

/s/ JORDAN HEMMING	Director and Executive Vice President	May 23, 2016
Jordan Hemming